UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 13, 2017

Splunk Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35498	86-1106510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 Brannan Street

San Francisco, California  94107

(Address of principal executive offices, including zip code)

(415) 848-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (ß230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (ß240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Resignation of Director.

On September 13, 2017, David Hornik informed the Board of Directors (the “Board”) of Splunk Inc. (the “Company”) of his retirement and tendered his resignation as a member of the Board of the Company and all committees thereof of which he was a member, effective immediately. Mr. Hornik’s decision was based on personal reasons and was not due to a disagreement with the Company. In connection with Mr. Hornik’s resignation from the Board and the two new director appointments described below, the Board increased the size of the Board from nine to ten directors, effective immediately.

(d)  Appointment of New Director.

On September 13, 2017, the Board appointed Sara Baack and Elisa Steele to serve as members of the Board. The Board appointed Ms. Baack to the Nominating and Corporate Governance Committee of the Board and appointed Ms. Steele to the Compensation Committee of the Board. All such appointments were effective immediately. Ms. Baack will serve in the class of directors whose term expires at the Annual Meeting of Stockholders to be held in 2018.  Ms. Steele will serve in the class of directors whose term expires at the Annual Meeting of Stockholders to be held in 2019.

There are no arrangements or understandings between either Ms. Baack or Ms. Steele and any other persons pursuant to which they were elected as a director.  We have a customer and a vendor relationship with Equinix, Inc., where Ms. Baack serves as Chief Marketing Officer, that we consider arms-length on terms that are consistent with similar transactions with our other similarly situated customers and vendors. In fiscal 2017, we recognized approximately $0.2 million in revenue and recorded approximately $1.4 million in expense from Equinix, Inc.  The Board has determined that Ms. Baack did not and does not have any direct or indirect material interest in such transactions.  Ms. Steele has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In accordance with the Company’s standard compensatory arrangement for non-employee directors, each of Mses. Baack and Steele will receive $50,000 per year in cash compensation for her service as a member of the Board, and each was granted a restricted stock unit award having a value of $350,000 on the date of grant, which award will vest as to one-third (1/3) of the shares on each of the first three anniversaries of the grant date, and a restricted stock unit award having a value of $187,500 on the date of grant, which award will vest in full on the day prior to the Annual Meeting of Stockholders to be held in 2018, subject to continued service as a member of the Board through such vesting dates. Ms. Baack will receive $5,000 per year in cash compensation for her services as a member of the Nominating and Corporate Governance Committee, and Ms. Steele will receive $10,000 per year in cash compensation for her services as a member of Compensation Committee.  The Company has entered into its standard form of indemnification agreement with each of Mses. Baack and Steele.

A copy of the press release announcing the appointments of Mses. Baack and Steele is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press release issued by Splunk Inc. dated September 13, 2017.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Splunk Inc. dated September 13, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Splunk Inc.

By:	/s/ David F. Conte
David F. Conte Senior Vice President and Chief Financial Officer

Date: September 13, 2017